As filed with the Securities and Exchange Commission on June 28, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHAMBERS STREET PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	56-2466617
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47 Hulfish Street, Suite 210, Princeton, New Jersey 08542

(Address of Principal Executive Offices)

(Zip Code)

2013 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Jack A. Cuneo

President and Chief Executive Officer

Chambers Street Properties

47 Hulfish Street, Suite 210,

Princeton, New Jersey 08542

(Name and address of agent for service)

(609) 683-4900

(Telephone number, including area code, of agent for service)

Copies to:

Jason D. Myers, Esq.

Clifford Chance US LLP

31 West 52nd Street, New York, New York 10019

(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)(2)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(3)
Common Shares of Beneficial Interest, $0.01 par value	5,000,000	$9.17	$45,850,000	$6,254

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the plan referenced above by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding common shares of beneficial interest.

(2)	Represents the average of the high and low sales prices of the Common Shares of Beneficial Interest on the New York Stock Exchange on June 26, 2013.

(3)

Estimated solely for purposes of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, based on a price of $9.17 per share which represents the average of the high and low sales prices of the Common Shares of Beneficial Interest on the New York Stock Exchange on June 26, 2013.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.	PLAN INFORMATION.*

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*

*

The documents containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Chambers Street Properties (the “Company”) with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this registration statement:

¡	Annual Report on Form 10-K with respect to the year ended December 31, 2012, filed with the SEC on March 22, 2013;

¡	Quarterly Report on Form 10-Q with respect to the quarter ended March 31, 2012, filed with the SEC on May 15, 2013;

¡	Proxy Statement on Schedule 14A for the Annual Meeting of Shareholders, filed with the SEC on April 12, 2013;

¡	Current Report on Form 8-K, filed with the SEC on January 31, 2013;

¡	Current Report on Form 8-K, filed with the SEC on March 7, 2013;

¡	Current Report on Form 8-K, filed with the SEC on March 13, 2013;

¡	Current Report on Form 8-K, filed with the SEC on April 3, 2013;

¡	Current Report on Form 8-K, filed with the SEC on April 29, 2013;

¡	Current Report on Form 8-K, filed with the SEC on May 2, 2013 (but only with respect to Item 8.01);

¡	Current Report on Form 8-K, filed with the SEC on May 8, 2013;

¡	Current Report on Form 8-K, filed with the SEC on May 21, 2013;

¡	Current Report on Form 8-K, filed with the SEC on May 28, 2013;

¡	Current Report on Form 8-K, filed with the SEC on June 4, 2013 (but only with respect to Items 1.01, 5.07, 8.01 and 9.01);

¡	Current Report on Form 8-K, filed with the SEC on June 20, 2013;

¡	Current Report on Form 8-K, filed with the SEC on June 26, 2013;

¡	Current Report on Form 8-K, filed with the SEC on June 26, 2013; and

¡	The description of the Company’s common shares of beneficial interest, par value $0.01 per share contained in the Company’s Registration Statement on Form 8-A/A, filed with the SEC on June 26, 2013.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all of the Company’s Common Shares offered have been sold or which deregisters all such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.	DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not Applicable.

ITEM 6.	INDEMNIFICATION OF TRUSTEES AND OFFICERS.

Maryland law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the real estate investment trust and its shareholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Our declaration of trust requires us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former trustee or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (b) any individual who, while a trustee or officer and at our request, serves or has served as a trustee, director, officer, member, manager or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity and (c) CBRE Global Investors, LLC, a Delaware limited liability company, CBRE Advisors LLC, a Delaware limited liability company, any of their affiliates or any of their respective directors, officers, partners, managers, members, trustees, agents, advisors and employees in connection with any proceeding, including any third party proceeding brought derivatively on our behalf, or in our right, to which any of them is made or threatened to be made a party by reason of the performance of advisory, management, transitional or other services for us under any written agreement in place on or prior to July 1, 2012 to which we were a party. Our declaration of trust also permits us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described in (a) or (b) above and any employee or other agent of us or our predecessor.

We have entered into indemnification agreements with each of our trustees and executive officers. The indemnification agreements require, among other things, that we indemnify such persons to the maximum extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnification agreements, and may cover our trustees and executive officers under our trustees’ and officers’ liability insurance.

ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8.	EXHIBITS.

The following is a list of exhibits to this registration statement.

Number	Description

3.1	Articles of Amendment and Restatement to the Declaration of Trust of Chambers Street Properties (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

3.2	Fourth Amended and Restated Bylaws of Chambers Street Properties (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

4.1	2013 Equity Incentive Plan (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-35933) filed June 4, 2013 and incorporated herein by reference).

4.2	Form of Share Award Agreement (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

4.3	Form of Liquidity Award Agreement (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

5.1*	Opinion of Clifford Chance US LLP, with respect to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (Included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (Included on the signature page to this Registration Statement).

*	Filed herewith.

ITEM 9.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, the State of New Jersey, on this 28th day of June, 2013.

CHAMBERS STREET PROPERTIES

By:	/s/ Jack A. Cuneo
Name:	Jack A. Cuneo
Title:	President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jack A. Cuneo, Philip L. Kianka and Martin A. Reid, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this registration statement, and any and all amendments thereto (including post-effective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

BY: /s/ Jack A. Cuneo Jack A. Cuneo	President, Chief Executive Officer and Trustee (Principal Executive Officer)	June 28, 2013

BY: /s/ Charles E. Black Charles E. Black	Chairman of the Board of Trustees	June 28, 2013

BY: /s/ Martin A. Reid Martin A. Reid	Executive Vice President, Chief Financial Officer, Treasurer, Secretary and Trustee (Principal Financial and Accounting Officer)	June 28, 2013

BY: /s/ James M. Orphanides James M. Orphanides	Trustee	June 28, 2013

BY: /s/ Louis P. Salvatore Louis P. Salvatore	Trustee	June 28, 2013

EXHIBIT INDEX

Number	Description

3.1	Articles of Amendment and Restatement to the Declaration of Trust of Chambers Street Properties (Previously filed as Exhibit 3.2 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

3.2	Fourth Amended and Restated Bylaws of Chambers Street Properties (Previously filed as Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

4.1	2013 Equity Incentive Plan (Previously filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-35933) filed June 4, 2013 and incorporated herein by reference).

4.2	Form of Share Award Agreement (Previously filed as Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

4.3	Form of Liquidity Award Agreement (Previously filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-35933) filed June 26, 2013 and incorporated herein by reference).

5.1*	Opinion of Clifford Chance US LLP, with respect to the legality of the securities being registered.

23.1*	Consent of Clifford Chance US LLP (Included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP.

23.3*	Consent of KPMG LLP.

24.1*	Power of Attorney (Included on the signature page to this Registration Statement).

*	Filed herewith.